January 5, 1998



Mr. Harold W. Keiser
3605 Royal Fox Drive
St. Charles, Illinois  60174

Dear Mr. Keiser:

     In conjunction with your employment as Chief Nuclear Officer of Public Service Electric and Gas Company (PSE&G) and President of PSE&G's Nuclear Business Unit, reporting to the Chief Executive Officer of PSE&G, the agreed terms of employment are as follows:

     1. The effective date of your employment with PSE&G shall be January 12, 1998 or such earlier date as may be agreed to in writing (the Date of Employment
(DOE)). Effective upon your employment, you shall assume the position of Executive Vice President-Nuclear, and shall assume the position of Chief Nuclear Officer and President of PSE&G's Nuclear Business Unit upon the retirement of Leon Eliason, which is expected to occur no later than April 30, 1998.

     2. You shall be paid a base salary at the annual rate of $335,000, which salary may be increased, but shall not be reduced, thereafter during the five-year period commencing on the DOE. This initial annual rate of salary shall remain in effect until December 31, 1998.

     3. You shall be entitled to those benefits from time to time available to officers and employees of PSE&G generally, except as otherwise provided in this letter. You shall be initially eligible for a minimum of four weeks of vacation per year. In addition, financial counseling will be available to you on the same terms and conditions that it is provided to officers of PSE&G.

     4. PSE&G will compensate you for reasonably incurred moving and relocation expenses in accordance with PSE&G's Relocation Program. Such compensation shall specifically include reimbursement of any sales commissions on your existing principal residence and will also include, if you so elect, the purchase of your principal residence at appraised value which shall be no less than your investment therein. In addition, PSE&G will provide you and your spouse temporary living expenses in New Jersey for a period of up to six months and will provide for the taxes associated with providing you housing in New Jersey during such 6-month period. PSE&G will pay for the cost of installation of a security system in your permanent home in New Jersey, or vicinity, and will maintain such a system in your permanent home as long as you are Chief Nuclear Officer of PSE&G.

     5. You may be discharged with or without cause at any time. If you should be discharged without cause during the five-year period commencing on DOE, PSE&G will pay to you the salary in effect pursuant to Paragraph 1 above at the time of your discharge for a period of twelve months following such discharge, or for the remainder of such five-year period, whichever is less. "Cause" shall mean
(i) the willful or negligent dereliction of, and continued failure by you to perform your duties with PSE&G (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for performance is delivered to you by the Chief Executive Officer of PSE&G which identifies the manner in which the CEO believes that you have not so performed your duties, or (ii) any conduct constituting a felony or moral turpitude.

     6. Your  participation in PSE&G's  Management  Incentive  Compensation Plan
(MICP) for 1998 will reflect a full year's award. Your target incentive award as Chief Nuclear Officer and as Executive Vice President-Nuclear, will initially be 40% of salary. This may be adjusted from time to time in accordance with established plan procedures. Copies of the MICP and the calculation determining the 1997 corporate factor are being forwarded to you under separate cover.

     7. As Chief Nuclear Officer and as Executive Vice President-Nuclear, you will participate in the Long-Term Incentive Plan (LTIP) of Public Service Enterprise Group Incorporated (Enterprise), the parent of PSE&G. The LTIP provides senior officers selected by the Organization and Compensation Committee with two forms of options to purchase shares of Enterprise Common Stock: (i) options that are granted in tandem with performance-based cash payments that are designed to assist executives in exercising the options (Tandem Options); and
(ii) options that are granted without any such cash equivalents (Non-Qualified Options). The Tandem Options generally are granted in annually and become exercisable approximately three years after the date of grant, and the LTIP provides for payments to be made, dependent upon dividends paid by Enterprise and future financial performance by Enterprise in comparison to other corporations, to assist the officers in exercising the options granted. It will be recommended to the Organization and Compensation Committee that you be granted 2,500 Tandem Options in January 1998 (which would be exercisable in January 2001). In addition, it will be recommended to the Organization and Compensation Committee that you be granted 10,000 Non-Qualified Options at a current market price under the LTIP. A third of these options would become exercisable in one year and an additional 1/3 in each of the two succeeding years. They would expire in ten years. All such options (both Tandem and Non-Qualified) would be subject to all of the provisions of the LTIP and would permit the purchase by you of numbers of shares granted by the Organization and Compensation Committee that appropriately reflect your responsibilities and ability to contribute to the long term success of Enterprise.

     8. In light of your allied work experience, after you have been employed by PSE&G for five years after your DOE, you shall be granted additional credited service of twenty (20) years (in addition to that earned as a result of your employment by PSE&G), for the purpose of determining any pension benefits from PSE&G. Assuming you are currently age 54, this additional credited service would provide you with 25 years of service after five years of employment (5 years actual plus 20 years additional service), and under the terms of the Pension Plan, you would be entitled to retire without a reduction in your pension for early retirement. In addition, the Board of Directors' current policy of granting 5 years of additional credited service to officers who retire between age 60 and 65-1/2 would be available to you if you retire in that age bracket. You will be a participant in PSE&G's Pension Plan and in its Limited Supplemental Death Benefits and Retirement Plan. The Limited Plan provides a retirement benefit of a percentage of final average compensation as defined in the Plan that is equal to credited service plus 30 years. This would result in a target retirement benefit of 55% (25 years plus 30) at age 59, and 66% at age 65, times final average compensation, adjusted for any survivorship benefit you may choose, and reduced by Social Security benefits and pensions from other employers as provided in the Plan. The amount of your pension or survivorship benefits paid by any previous employer shall be deducted from the pension benefits payable to you or your beneficiary by PSE&G on account of such service with any previous employer.

     9. In recognition of your need for an automobile for business purposes, PSE&G will provide you with a full size American made automobile (Oldsmobile, Buick or other comparable model) and shall provide the related maintenance, repairs, insurance and costs of operation thereof.

     10. As part of PSE&G's requirement for a work force that is free from the influence of foreign chemical substances, you will be required to complete a medical examination which will include definitive analysis of a freshly voided urine specimen for the presence of commonly abused drugs, including marijuana.

     11. During the course of your employment, you will have access to and shall become familiar with "Confidential Information" as defined below. You agree that you shall not, directly or indirectly, disclose or use any Confidential Information, except as required in the course of your employment with PSE&G or its affiliates and subsidiaries and consistent with their interests. All files, records, documents, or recordings, electronic or otherwise, containing or relating to Confidential Information, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of PSE&G or its affiliates and subsidiaries.

     As used herein, the term "Confidential Information" means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of PSE&G or its affiliates and subsidiaries, with respect to their respective business strategies, plans and financial information, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom PSE&G or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such Confidential Information is oral, written or electronically recorded or stored, except information in the public domain, information known to you prior to your employment with PSE&G, and information received by you from sources other than PSE&G or its affiliates and subsidiaries, without obligation of confidentiality.

     12. You agree that the knowledge and information, including, but not limited to, "Confidential Information" as defined in the previous paragraph, gained in the performance of your duties hereunder may be valuable to those who are now, or might become, competitors of PSE&G or its affiliates and subsidiaries. Accordingly, you agree that, if your employment is terminated prior to the completion of five years from DOE, you will not, for the period of one year, or for the remainder of the period to the end of five years after DOE, whichever is less, you will not, directly or indirectly, own, manage, operate, join, control, become employed (whether as an employee or a consultant) by or participate in the ownership, management, or control of, or become connected with, any business which is in direct competition with PSE&G and/or its affiliates and subsidiaries in New Jersey, New York, Pennsylvania, Maryland or Delaware. Further, you shall not be entitled to post-employment payments, including non-qualified pension payments, as provided herein from and after the date of commencement of any such prohibited subsequent activity in violation of this Agreement.

     13. You further acknowledge and agree that in the event of a breach by you of any of the agreements set forth in Paragraphs 10 and/or 11, PSE&G shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, PSE&G shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you.

     14. Any and all disputes arising out of or relating to this Agreement or your employment, other than an unemployment or workers' compensation claim, shall, at the demand of either you or PSE&G, whether made before or after the institution of any legal proceeding, be resolved through binding arbitration administered by the American Arbitration Association (AAA) in accordance with the Employment Dispute Resolution Rules of the AAA and with the United States Arbitration Act. The arbitration shall be conducted in Newark, New Jersey before one arbitrator. If the parties cannot agree on the arbitrator within 30 days after the demand for an arbitration, then either party may request the AAA to select an arbitrator, which selection shall be deemed acceptable to both parties. To the maximum extent practicable, the arbitration proceeding shall be concluded within 180 days of filing the demand for arbitration with the AAA. All costs and fees of the arbitration shall be shared equally by the parties, unless otherwise awarded by the arbitrator. Each party agrees to keep all such disputes and arbitration proceedings strictly confidential except for disclosure of information required by law. Each party further agrees to abide by and perform any award rendered by the arbitrator, and that a judgment of a court of competent jurisdiction may be entered on the award.

     15. This Agreement shall be governed by the laws of New Jersey.

     16. The foregoing terms of this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements, oral or written, between the parties with respect to the Agreement's subject matter. No agreement or understanding modifying this Agreement shall be binding unless signed by both parties.

                  If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.

                                     Sincerely,

                                     M. PETER MELLETT
                                     ----------------
                                     M. Peter Mellett
                                     Vice President - Human Resources



Agreed to this 6th day of January, 1998.

HAROLD W. KEISER
-----------------
Harold W. Keiser




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